                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                        Philadelphia Suburban Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                       PHILADELPHIA SUBURBAN CORPORATION
                            762 W. Lancaster Avenue
                         Bryn Mawr, Pennsylvania 19010

                              --------------------
                    Notice of Annual Meeting of Shareholders
                            To Be Held May 15, 2003
                              --------------------

TO THE SHAREHOLDERS OF
PHILADELPHIA SUBURBAN CORPORATION:

   Notice is hereby given that the Annual Meeting of Shareholders of PHILADELPHIA SUBURBAN CORPORATION will be held at the Springfield Country Club, 400 West Sproul Road, Springfield, Pennsylvania 19064, at 10:00 A.M., local time, on Thursday, May 15, 2003, for the following purposes:

      1. To elect three directors to the class of directors for terms expiring at the 2006 Annual Meeting;

      2. To approve an amendment to Philadelphia Suburban Corporation's 1994 Equity Compensation Plan (the "Equity Compensation Plan") to increase by 3,500,000 shares the aggregate authorized shares of PSC Common Stock that may be issued or transferred under the Equity Compensation Plan and to extend the termination date for the Equity Compensation Plan by ten years from May 19, 2004 to May 15, 2014; and

      3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on March 21, 2003 will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

                            By order of the Board of Directors,



                            ROY H. STAHL
                            Secretary

April 9, 2003

--------------------------------------------------------------------------------
 REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, AS A SHAREHOLDER YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES,
 OR VOTE ELECTRONICALLY, THROUGH THE INTERNET OR BY TELEPHONE, BY FOLLOWING
 THE INSTRUCTIONS SET OUT ON THE PROXY CARD.
--------------------------------------------------------------------------------

                       PHILADELPHIA SUBURBAN CORPORATION
                            762 W. Lancaster Avenue
                         Bryn Mawr, Pennsylvania 19010

                              --------------------
                                PROXY STATEMENT
                              --------------------

   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Philadelphia Suburban Corporation ("PSC" or the "Company") to be used at the Annual Meeting of Shareholders to be held Thursday, May 15, 2003 and at any adjournments thereof. This proxy statement and the enclosed proxy are being mailed to shareholders on or about April 9, 2003.

   The cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. In addition, the Company has retained the firm of Corporate Investor Communications, Inc., to assist in the solicitation of proxies from (i) brokers, bank nominees and other institutional holders, and (ii) individual holders of record. The fee to Corporate Investor Communications, Inc. for normal proxy solicitation is $4,000 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may also solicit proxies, although no additional compensation will be paid by the Company for such efforts.

   The Annual Report to Shareholders for the year ended December 31, 2002, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed with this proxy statement by combined first class bulk mailing to shareholders of record as of March 21, 2003. Additional copies of the Annual Report may be obtained by writing to the Company.

                             PURPOSE OF THE MEETING

   As the meeting is the Annual Meeting of Shareholders, the shareholders of the Company will be requested to elect three directors to hold office as provided by law and the Company's Bylaws. The shareholders will also be requested to approve the adoption by the Board of Directors of Amendment 2003-1 to the Philadelphia Suburban Corporation 1994 Equity Compensation Plan, which would increase the number of shares of the Company's Common Stock authorized to be issued or transferred under the Plan by 3,500,000 shares and extend the expiration date of the plan from May 19, 2004 to May 15, 2014.

                              VOTING AT THE MEETING

   Holders of shares of the Company's Common Stock of record at the close of business on March 21, 2003 are entitled to vote at the meeting. As of that date, there were 68,060,196 shares of Common Stock outstanding and entitled to be voted at the meeting. Each shareholder entitled to vote shall have the right to one vote on each matter presented at the meeting for each share of Common Stock outstanding in such shareholder's name.

   The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Directors are to be elected by a plurality of the votes cast at the meeting. The affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting is required for approval of Proposal No. 2 or to take action with respect to any other matter that may properly be brought before the meeting. Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a shareholder may authorize the voting of his or her shares at the meeting if they are unable to attend in person. Alternatively, under the Pennsylvania Business Corporation Law and the Pennsylvania Electronic Transaction Act, you may vote electronically, over the Internet or by telephone, following the instructions set out on the proxy card. The shares of Common Stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder's direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card or electronic proxy; if the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

   With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may not be specified for the election of directors. Abstentions on Proposal No. 2 will be counted for purposes of determining whether there is a quorum, but will not be counted for purposes of determining the aggregate number of votes cast. Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of directors, but not for Proposal No. 2 or for any other matter. Accordingly, abstentions and broker non-votes will have no effect on the vote on Proposal No. 2. Proxies received from brokers with respect to shares held in street name, even if such shares are not voted by brokers, will be considered present and entitled to vote at the meeting.

   Execution of the accompanying proxy or voting electronically will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy or voting electronically has the right to revoke the proxy or the electronic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted by executing a proxy bearing a later date, which is voted at the meeting, or by attending the meeting and voting in person.

   Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card or vote electronically regardless of whether or not you plan to attend the meeting.

                                (Proposal No. 1)

                             ELECTION OF DIRECTORS

Voting on Proposal No. 1

   The Board of Directors is divided into three classes. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation or removal. The Company is required by its Amended and Restated Articles of Incorporation and Bylaws to maintain the size of its classes of directors as nearly equal in number as possible.

   In accordance with the Board of Directors' Corporate Governance Guidelines, Mr. DiBona, Chairman of the Corporate Governance Committee spoke with each of the directors with terms expiring at the 2003 Annual Meeting of Shareholders to discuss the appropriateness of nominating the director for re-election to another term. Following these discussions, Mr. DiBona reported to the Corporate Governance Committee that Mr. McCaughan and Mr. Glanton agreed to serve on the Board of Directors for another three-year term and Mr. Alan Hirsig agreed to serve on the Board of Directors for an additional one-year term. The Corporate Governance Committee also reviewed unsolicited resumes submitted by several people for possible consideration as candidates for nomination for election as directors. As there are presently no vacancies on the Board of Directors, the Corporate Governance Committee determined that it would not be appropriate to consider any of the unsolicited candidates for nomination. In view of Mr. Hirsig's agreement to serve as a director for an additional one-year term and in accordance with the requirement of the Amended and Restated Articles of Incorporation and Bylaws to maintain the size of classes of directors as nearly equal as possible, the Corporate Governance Committee voted to recommend and, the Board of Directors, at its February 4, 2003 meeting: (i) approved, with Mr. Hirsig and Mr. DeBenedictis abstaining, the simultaneous election of Mr. Alan Hirsig, who was a member of the class of directors with terms expiring at the 2003 Annual Meeting of Shareholders, to fulfill the unexpired term of Mr. DeBenedictis in the class of directors with terms expiring at the 2004 Annual Meeting of Shareholders and the election of Mr. Nicholas DeBenedictis, who was a member of the class of directors with terms expiring at the 2004 Annual Meeting of Shareholders to the unexpired term of Mr. Alan Hirsig in the class of directors with terms expiring at the 2003 Annual Meeting of Shareholders; and (ii) approved, with Messrs. McCaughan, Glanton and DeBenedictis abstaining, the nomination of Mr. John F. McCaughan, Mr. Richard H. Glanton and Mr. Nicholas DeBenedictis for election to the class of directors to be elected at the 2003 Annual Meeting of Shareholders.

   Therefore, three directors, Messrs. McCaughan, Glanton and DeBenedictis, will stand for election by a plurality of the votes cast at the Annual Meeting and five directors will continue to serve until either the 2004 and 2005 Annual Meetings, depending on the period remaining in their terms. At the meeting, proxies in the accompanying form, properly executed, will be voted for the election of the three nominees listed below, unless authority to do so has been withheld in the manner specified in the instructions on the proxy card. Discretionary authority is reserved to cast votes for the election of a substitute should any nominee be unable or unwilling to serve as a director. Each nominee has stated his willingness to serve and the Company believes that all nominees will be available to serve.

   The Board of Directors recommends that the shareholders vote FOR the election of Messrs. McCaughan, Glanton and DeBenedictis as directors. For detailed information on each nominee, see pages 6 and 7.

General Information Regarding the Board of Directors and its Committees

   The Board of Directors held nine meetings in 2002. The Company's Bylaws provide that the Board of Directors, by resolution adopted by a majority of the whole Board, may designate an Executive Committee and one or more other committees, with each such committee to consist of two or more directors. The Board of Directors annually elects from its members the Executive, Audit, Executive Compensation and Employee Benefits, Corporate Governance, and Pension Committees. Each director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which they served in 2002.

   Executive Committee. The Company's Bylaws provide that the Executive Committee shall have and exercise all of the authority of the Board in the management of the business and affairs of the Company, with certain exceptions. The Executive Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board, or at a time when convening a meeting of the entire Board is not practical, and to make recommendations to the entire Board with respect to various matters. The Executive Committee met three times in 2002. The Executive Committee currently has five members, and the Chairman of the Company serves as Chairman of the Executive Committee.

   Audit Committee. The Audit Committee is composed of three independent directors. The Audit Committee was required to meet at least twice during the year and met three times during 2002. The Committee operates pursuant to a written charter, a copy of which is attached as Appendix A to this Proxy Statement. The primary responsibilities of the Audit Committee are to monitor the integrity of the Company's financial reporting process and systems of internal controls, including the review of the Company's annual audited financial statements, and to monitor the independence of the Company's independent accountants. The Audit Committee has the authority to select, evaluate and, where appropriate, replace the Company's independent accountants.

   The Audit Committee has considered the extent and scope of non-audit services provided to the Company by its outside accountants and has determined that such services are compatible with maintaining the independence of the outside accountants.

   Executive Compensation and Employee Benefits Committee. The Executive Compensation and Employee Benefits Committee is composed of three directors. The Executive Compensation and Employee Benefits Committee has the power to administer the Company's 1988 Stock Option Plan and to administer and make awards of stock options, dividend equivalents and restricted stock under the Company's 1994 Equity Compensation Plan. In addition, the Executive Compensation and Employee Benefits Committee reviews the recommendations of the Company's Chief Executive Officer as to appropriate compensation of the Company's officers (other than the Chief Executive Officer) and key personnel and recommends to the Board the compensation of such officers and the Company's Chief Executive Officer for the ensuing year. The Executive Compensation and Employee Benefits Committee held four meetings in 2002.

   Corporate Governance Committee. The Corporate Governance Committee is responsible for identifying qualified nominees for directors and developing and periodically reviewing the Corporate Governance Guidelines by which the Board of Directors is organized and executes its responsibilities. In addition, the Chair of the Corporate Governance Committee conducts corporate governance discussions in executive sessions with the

Board of Directors. The Corporate Governance Committee is comprised of three independent directors and met once during 2002.

   It is the present policy of the Corporate Governance Committee to consider nominees who are recommended by shareholders as additional members of the Board or to fill vacancies on the Board. Shareholders desiring to submit the names of, and any pertinent data with respect to, such nominees should send this information in writing to the Chairman of the Corporate Governance Committee in care of the Company. See "Requirements for Advance Notification of Nominations."

   Pension Committee. The Pension Committee serves as the Plan Administrator for the Company's qualified benefit plans. The Committee reviews and recommends to the Board any actions to be taken by the Board in the discharge of the Board's fiduciary responsibilities under the Company's qualified benefit plans and meets periodically with the Company's investment consultant. The Committee consists of three members and met two times in 2002.

   The current members of the Committees of the Board of Directors are as follows:

                                     Executive Compensation and
Executive Committee                  Employee Benefits Committee               Audit Committee
-------------------                  ------------------------------            ------------------
Nicholas DeBenedictis*               John F. McCaughan*                        Richard L. Smoot*
G. Fred DiBona, Jr.                  G. Fred DiBona, Jr.                       John E. Menario
John F. McCaughan                    Alan R. Hirsig                            Alan R. Hirsig
Richard L. Smoot
Richard H. Glanton, Esq.


                                     Corporate Governance
Pension Committee                    Committee
-----------------                    ------------------------------
Richard H. Glanton, Esq.*            G. Fred DiBona, Jr.*
Mary C. Carroll                      Richard H. Glanton, Esq.
Nicholas DeBenedictis                Mary C. Carroll

------------
*   Chairman

Requirements for Advance Notification of Nominations

   Nominations for election of directors may be made at the Annual Meeting by any shareholder entitled to vote for the election of directors, provided that written notice (the "Notice") of the shareholder's intent to nominate a director at the meeting is filed with the Secretary of the Company prior to the Annual Meeting in accordance with provisions of the Company's Amended and Restated Articles of Incorporation and Bylaws.

   Section 4.13 of the Company's Bylaws requires the Notice to be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. These notice requirements do not apply to nominations for which proxies are solicited under applicable regulations of the Securities and Exchange Commission ("SEC"). The Notice must contain or be accompanied by the following information:

      (1) the name and residence of the shareholder who intends to make the nomination;

      (2) a representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice;

      (3) such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC's proxy rules had each nominee been nominated, or intended to be nominated, by the management or the Board of Directors of the Company;

      (4) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

      (5) the consent of each nominee to serve as a director of the Company if so elected.

   Pursuant to the above requirements, appropriate Notices in respect of nominations for directors must be received by the Secretary of the Company no later than May 1, 2003.

Information Regarding Nominees and Directors

   For each of the three nominees for election as directors at the 2003 Annual Meeting and the five directors in the classes of directors whose terms of office are to expire either at the 2004 Annual Meeting or the 2005 Annual Meeting, as set forth herein, there follows information as to the positions and offices with the Company held by each, the principal occupation of each during the past five years, and certain directorships of public companies and other organizations held by each.

--------------------------------------------------------------------------------
                    NOMINEES FOR ELECTION AT ANNUAL MEETING
--------------------------------------------------------------------------------

John F. McCaughan ........  In 1998, Mr. McCaughan retired as President of the
Doylestown, PA              BetzDearborn, Inc. Foundation, having served in that
Director since 1984         capacity since 1995. From 1995 to 1996, Mr.
                            McCaughan was Chairman of Betz Laboratories, Inc., which provides engineered chemical treatment of water, wastewater and process systems. Mr. McCaughan was Chairman and Chief Executive Officer of Betz
                            Laboratories from 1982 to 1994. He is also a director of Penn Mutual Life Insurance Company,
                            Petroferm, Inc. and numerous charitable
                            organizations. Age: 67.

Richard H. Glanton, Esq. .  Mr. Glanton has been a partner in the law firm of
Philadelphia, PA            Reed Smith LLP in Philadelphia since 1986. Mr.
Director since 1995         Glanton is also a director of CGU Corporation of
                            North America, Exelon Corporation, Wackenhut
                            Corrections Corporation the Philadelphia Convention and Visitors Bureau and Lincoln University. Age: 56.

Nicholas DeBenedictis ....  Mr. DeBenedictis has served as Chief Executive
Ardmore, PA                 Officer of the Company since July 1992 and Chairman
Director since 1992         of the Board since May 1993. He also serves as
                            Chairman and Chief Executive Officer of the
                            Company's principal subsidiaries, Pennsylvania
                            Suburban Water Company and Consumers Water Company.
                            Between April 1989 and June 1992, he served as
                            Senior Vice President for Corporate Affairs of PECO
                            Energy Company (now known as Exelon). From December
                            1986 to April 1989, he served as President of the Greater Philadelphia Chamber of Commerce and from
                            1983 to 1986 he served as the Secretary of the Pennsylvania Department of Environmental Resources.
                            Mr. DeBenedictis is a director of Exelon
                            Corporation, P.H. Glatfelter Company and Met-Pro
                            Corporation and a member of the advisory boards of PNC Bank in Philadelphia and Southern New Jersey and
                            Pennoni Associates. He also serves on the Board of the Greater Philadelphia Chamber of Commerce, the
                            Pennsylvania Business Roundtable, and Hahnemann/MCP
                            University and is a Trustee of Drexel University.
                            Age: 57.

--------------------------------------------------------------------------------
           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2004
--------------------------------------------------------------------------------

Richard L. Smoot .........  In 2002, Mr. Smoot retired as Regional Chairman
Radnor, PA                  Advisory Board Philadelphia and Southern New Jersey,
Director since 1997         The PNC Financial Services Group, position he held
                            since 2001. From 1991 through 2000, Mr. Smoot served as President and Chief Executive Officer of PNC Bank in Philadelphia and Southern New Jersey, and its predecessor, Provident National Bank. He also served as Executive Vice President responsible for Operations and Data Processing for the Bank from 1987 to 1991. Before joining PNC Bank in 1987, Mr.
                            Smoot served 10 years as First Vice President and
                            Chief Operating Officer of the Federal Reserve Bank of Philadelphia. Mr. Smoot is Chairman of The
                            Philadelphia Orchestra and The Settlement Music
                            School. Mr. Smoot is also a director of P.H.
                            Glatfelter Company and Southco Inc. Age: 62.

Alan R. Hirsig ...........  Mr. Hirsig retired as President and Chief Executive
Haverford, PA               Officer of ARCO Chemical Company in 1998, a position
Director since 1997         he held since 1991. From 1984 to 1990, Mr. Hirsig
                            was President of ARCO Chemical European Operations.
                            Mr. Hirsig is a director of Celanese, A.G., Checkpoint Systems, Inc. and Hercules, Inc., as well as a trustee of Bryn Mawr College, the YMCA of Philadelphia and Vicinity, the Rosenbach Museum and
                            Library and the Curtis Institute of Music. Age: 63.

--------------------------------------------------------------------------------
           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2005
--------------------------------------------------------------------------------

G. Fred DiBona, Jr. ......  Mr. DiBona has served since 1990 as President and
Villanova, PA               Chief Executive Officer of Independence Blue Cross,
Director since 1993         the Delaware Valley region's largest health insurer.
                            He also serves as Chairman, President and Chief
                            Executive Officer of most of Independence Blue
                            Cross' subsidiaries and affiliates. Between 1987 and 1990, Mr. DiBona served as President and Chief
                            Executive Officer for Pennsylvania Blue Shield's holding company, Keystone Ventures, Inc. Mr. DiBona is also a director of Independence Blue Cross and its subsidiaries, Wackenhut Corrections Corporation,
                            Exelon Corporation, Tasty Baking Company, CorCell,
                            Inc., Eclipsys Corporation, NaviMedix, Inc. and various civic and charitable organizations. Age: 52.

Mary C. Carroll ..........  Ms. Carroll is a consultant, and an advisor to
Bryn Mawr, PA               nonprofit corporations, businesses and government
Director since 1981         agencies and is a well-recognized civic volunteer.
                            She recently appointed Honorary Trade Representative of Nepal. She is a founder, director or trustee of various civic and charitable organizations, including the YMCA of Philadelphia and Vicinity and the National Parks Mid-Atlantic Council. Age: 62.

John E. Menario ..........  Mr. Menario retired as Assistant to the President of
Portland, ME                Banknorth Group, Inc., a position he held since
Director since 1999         1996. He served as Senior Executive Vice President
                            and Chief Operating Officer of Peoples Heritage
                            Financial Group, Inc., from 1990 to 1996. Mr.
                            Menario is also a director of Morse, Payson & Noyes
                            Insurance. Age: 67.

                                (Proposal No. 2)

                         AMENDMENT 2003-1 TO PSC'S 1994

                            EQUITY COMPENSATION PLAN

Voting on Proposal No. 2

   At the PSC Annual Meeting, there will be presented to shareholders a proposal to approve and adopt Amendment 2003-1 to the Philadelphia Suburban Corporation 1994 Equity Compensation Plan to increase the number of shares authorized for issuance under the Plan by 3,500,000 shares of Common Stock and to extend the termination date for the plan from May 19, 2004 to May 15, 2014. At its March 4, 2003 meeting, the Board of Directors unanimously approved the proposed Amendment to the Equity Compensation Plan, subject to shareholder approval at the PSC Annual Meeting. The Amendment to the Equity Compensation Plan will not be effective unless and until shareholder approval is obtained.

    The text of the proposed Amendment to the Equity Compensation Plan is set forth on Appendix B to this Proxy Statement.

Purposes and Effects

   The Company's Equity Compensation Plan has been in effect for nine years. As of March 14, 2003, the number of shares issuable pursuant to outstanding options represented 3.8% of the Company's total shares outstanding. The Amendment to the Equity Compensation Plan will (i) extend the termination date for the Plan for an additional ten years from May 19, 2004 to May 15, 2014 and
(ii) provide PSC the ability to issue stock options and other stock grants under the Equity Compensation Plan, to its and its subsidiaries' officers, other key employees, non-employee directors and key consultants to increase their interest in the Company's welfare, and to provide a means through which the Company can attract and retain officers, other key employees, non-employee directors and key consultants. As a result of the approval of Amendment 2003-1, the total number of shares authorized for issuance under the Plan will be increased from 2,905,692 shares (which is the number of shares authorized for issuance under the Plan as adjusted for the Company's prior stock splits) to 6,405,692 shares. As of March 14, 2003, options to purchase 2,603,394 shares of Common Stock were outstanding under the Equity Compensation Plan, and 91,244 shares remained available for future grants.

Vote Required for Approval

   Approval of the Amendment to the Equity Compensation Plan requires the affirmative vote of the majority of the votes cast by all shareholders of PSC Common Stock. The holders of PSC Common Stock are entitled to one vote on all matters properly brought before the PSC Annual Meeting for each share of PSC Common Stock held by such persons. Votes may be cast in person at the PSC Annual Meeting or by proxy. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum will not be counted for purposes of determining the aggregate number of votes cast. Similarly, broker non-votes will also be counted for purposes of determining whether there is a quorum, but will not be counted for purposes of determining the aggregate number of votes cast. Accordingly, abstentions and broker non-votes will have no effect on the approval of Proposal No. 2.

      The Board of Directors unanimously recommends a vote FOR approval of the Amendment 2003-1 to the Equity Compensation Plan.

Description of the 1994 Equity Compensation Plan

   The description of the Equity Compensation Plan contained herein is qualified in its entirety by reference to the Plan document.

   General. The purpose of the Equity Compensation Plan is to provide an incentive, in the form of a proprietary interest in the Company, to officers, other key employees and non-employee directors of the Company and its subsidiaries and key consultants, to increase their interest in the Company's welfare, and to provide a means through which the Company can attract and retain officers, other key employees and non-employee directors and key consultants of significant abilities. Subject to adjustment in certain circumstances as discussed below, the Equity Compensation Plan as amended by proposed Amendment 2003-1 authorizes an increase to the number of shares of Common Stock for issuance pursuant to the terms of the 1994 Equity Compensation Plan from 2,905,692 shares (which is the number of shares authorized for issuance under the Plan as adjusted for the Company's prior stock splits and of which 91,244 shares remain available for grants) by 3,500,000 shares to 6,405,692 shares. If and to the extent options granted under the Equity Compensation Plan terminate or expire without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such grant again will be available for purposes of the Equity Compensation Plan. The maximum number of shares of Common Stock that may be subject to grants made under the Equity Compensation Plan, as amended and restated, to any individual during any calendar year is 150,000 shares.

   Administration of the Plan. The Equity Compensation Plan is administered and interpreted by a Committee of the Board (the "Committee") consisting of not less than three independent directors appointed by the Board from among its members. Under the terms of the Equity Compensation Plan, each of the members of the Committee may be "outside directors" as defined in Section 162(m) of the Code and shall also be "non-employee directors" as defined under Rule 16b-3 under the Exchange Act. The Committee has full power and authority to administer and interpret the Equity Compensation Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Equity Compensation Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee or the Board, subject to the terms of the Equity Compensation Plan, in its sole discretion, may make grants under the Equity Compensation Plan to eligible officers and other key employees and key consultants. The Board may also ratify or approve grants made by the Committee if the Committee deems it appropriate in a particular circumstance. Non-employee directors are currently eligible to receive annual grants of 875 shares of restricted stock, subject to adjustment as provided under the Equity Compensation Plan. Reference to the Committee in the following paragraphs shall also mean the Board when acting under its authority to make, approve or ratify grants under the Equity Compensation Plan.

   Grants. Incentives under the Equity Compensation Plan consist of incentive stock options, nonqualified stock options, restricted stock grants and dividend equivalents (hereinafter collectively referred to as "Grants"). All Grants are subject to the terms and conditions set forth in the Equity Compensation Plan and to those other terms and conditions consistent with the Equity Compensation Plan as the Committee deems appropriate and as are specified in writing by the Committee to the designated individual (the "Agreement"). The Committee must approve the form and provisions of each Agreement.

   Grants in Connection with Corporate Transactions and Otherwise. The Equity Compensation Plan permits the Committee to make Grants under this Equity Compensation Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become key employees of the Company or any of its subsidiaries, or for other proper corporate purposes. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an employee of the Company or any of its subsidiaries by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Equity Compensation Plan and from those of the substituted stock incentives. The Committee will prescribe the provisions of the substitute grants.

   Eligibility for Participation. Officers and other key employees of the Company and key consultants are eligible to participate in the Equity Compensation Plan and non-employee directors are eligible to receive annual restricted stock grants under the Equity Compensation Plan (hereinafter referred to individually as the "Participant" and collectively as the "Participants"). The Committee or the Board may select the persons to receive Grants (the "Grantees") from among the Participants and determine the number of shares of Common Stock subject to a particular Grant. As of March 14, 2003, there were approximately 200 key employees, 7 non-employee directors and no consultants eligible to participate in the Plan.

   Granting of Options. The Committee may grant options qualifying as incentive stock options ("ISOs") within the meaning of section 422 of the Code and/or nonqualified stock options ("NQSOs") in accordance with the terms and conditions set forth in the Equity Compensation Plan or any combination of ISOs or NQSOs (hereinafter referred to collectively as "Stock Options"). The Committee may grant only NQSOs to key consultants under the Plan.

   Term, Purchase Price, Exercisability and Method of Exercise. The exercise price of Common Stock subject to an ISO or NQSO is the fair market value of such stock on the date the Stock Option is granted, except that the exercise price of an ISO granted to an employee who owns more than 10% of the total combined voting power of all classes of the stock of the Company or its subsidiaries may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. On March 14, 2003, the fair market value of a share of Common Stock was $20.66 per share.

   The Committee determines the option exercise period for each Stock Option; provided, however, that the exercise period for an ISO may not exceed ten years from the date of grant and the exercise period for a NQSO may not exceed ten years and one day from the date of grant. In addition, the exercise period of an ISO granted to an employee who owns more than 10% of the total voting power of all outstanding stock of the Company or its subsidiaries may not exceed five years from the date of grant. The time when Stock Options become exercisable is determined by the Committee, in its sole discretion, and is specified in the Agreement. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Committee with accompanying payment of the option price. The Grantee may pay the option price in cash, by delivering shares of Common Stock already owned by the Grantee and having a fair market value on the last trading day prior to the date of exercise equal to the option price or with a combination of cash and shares. The Grantee must pay the option price and the amount of any withholding tax due, if any, at the time of exercise. Shares of Common Stock are not to be issued or transferred upon exercise of the Stock Option until the option price and the withholding obligation are fully paid.

   Restricted Stock Grants. The Committee may issue or transfer shares of Common Stock under a Grant (a "Restricted Stock Grant") pursuant to the Equity Compensation Plan to officers and other key employees. Shares of Common Stock issued pursuant to a Restricted Stock Grant may be issued for consideration or for no consideration, and the Committee grants to each Grantee a number of shares of Common Stock determined in its sole discretion. The total number of shares of Common Stock subject to Restricted Stock Grants under the Equity Compensation Plan, as amended and restated, is not limited to any maximum. If a Grantee's employment terminates during the period, if any, designated in the Agreement as the period during which the transfer of the shares is restricted (the "Restriction Period"), the Restricted Stock Grant terminates with respect to all shares covered by the Grant as to which the restrictions on transfer have not lapsed, and those shares of Common Stock must be immediately returned to the Company.

   In addition, non-employee directors of the Company are entitled to receive grants of 875 shares of restricted stock each year on the first of the month following the annual meeting of shareholders. Shares granted to non-employee directors may not be sold for six months following the date of grant.

   During the Restriction Period, a Grantee has all of the rights of a shareholder, including the right to vote and receive dividends, except that during the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the Grantee's death. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Committee may determine as to any or all Restricted Stock Grants that all restrictions will lapse under such other circumstances as it deems equitable.

   Non-Employee Director Grants. The Equity Compensation Plan provides that as of the first day of the month following the Company's annual meeting of shareholders, each non-employee director will receive a grant of 875 shares of Common Stock. Such shares shall not be sold for 6 months following the date of the grant. No other restrictions apply to such shares. Notwithstanding any other provision of the Equity Compensation Plan, this provision may not be amended more than once every 12 months, except for amendments necessary to conform the Equity Compensation Plan to changes of the provisions of, or the regulations relating to, the Code.

   Dividend Equivalents. The Committee may grant dividend equivalents to officers and other key employees either alone or in conjunction with all or any part of any Stock Option granted under the Equity Compensation Plan. A dividend equivalent is equal to the dividend payable on a share of Common Stock of the Company. The Company will credit to an account maintained for the Grantee on its books and records an amount that is generally equal to the dividend equivalents subject to the Grant during the accumulation period designated by the Committee.

   The amount of a dividend equivalent is determined by applying the following factors: (i) the number of dividend equivalents granted, (ii) the per-share cash dividend, or the per-share fair market value of any non-cash dividend, paid by the Company during the applicable accumulation period and (iii) the length of the applicable accumulation period designated by the Committee at the time of grant.

   Generally, a Grantee will receive payment of a percentage of his dividend equivalents as specified by the Committee at the time of grant, at the end of the performance period established by the Committee at the time of the grant. A performance period will generally be four years, but may be as long as eight years or as short as two years from the date of grant, depending on the performance criteria established by the Committee at the time of the grant. A Grantee's dividend equivalents may be subject to more than one performance period and more than one set of performance criteria.

   Generally, no payments of dividend equivalents will be made before the end of the applicable performance period or periods or to any Grantee whose employment terminates before the end of the applicable performance period or periods for any reason other than retirement under the Company's or a subsidiary's retirement plan, death or total disability, unless the Committee, in its sole discretion, determines otherwise.

   Payment of dividend equivalents, at the discretion of the Committee, may be made solely in cash, solely in credits to be applied toward payment of an exercisable related option or a combination of cash and such credits. A Grantee may also defer receipt of the payment of dividend equivalents, if he elects to do so on or before December 31 of the year preceding the beginning of the last full year of the applicable performance period.

   Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the Equity Compensation Plan, amounts received in connection with dividend equivalents granted under the Equity Compensation Plan and the value of shares received when the shares of restricted stock became transferable (or such other time when income is recognized). An exception exists, however, for "qualified performance-based compensation." The Equity Compensation Plan, is intended to allow grants of stock options to meet the requirements of "qualified performance-based compensation." Stock options should generally meet the requirements of "qualified performance-based compensation," if the exercise price is at least equal to the fair market value of the Common Stock on the date of grant.

   Transferability. Grants are generally not transferable by the participant, except in the event of death. However, the Plan provides that the Committee may grant NQSOs that allow the participant to transfer the NQSOs on such terms as the Committee deems appropriate.

   Amendment and Termination of the Equity Compensation Plan. The Equity Compensation Plan, originally approved by the shareholders of PSC on May 19, 1994, is scheduled to terminate on May 19, 2004. The proposed Amendment 2003-1 would extend the termination date for the Plan for the Plan for an additional ten years to May 15, 2014. The Board may amend or terminate the Equity Compensation Plan at any time; provided, however, that the Board may not, without shareholder approval, make any amendment that requires shareholder approval pursuant to Section 422 or 162(m) of the Code.

   Amendment and Termination of Outstanding Grants. An amendment of the Equity Compensation Plan that occurs after a Grant is made will not result in the amendment of the Grant unless the Grantee consents or unless the Committee revokes a Grant, the terms of which are contrary to applicable law. The termination of the Equity Compensation Plan will not impair the power and authority of the Committee with respect to outstanding Grants.

   Adjustment Provisions; Change of Control of the Company. If there is any change in the number or kind of shares of Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combinations or exchanges of such shares, or merger, recapitalization or consolidation of the Company, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Common Stock available for Grants and the number of such shares covered by outstanding Grants, the price per share or the applicable market value of such Grants or the terms and conditions applicable to dividend equivalents will be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

   In the event of a Change of Control of the Company, (i) all outstanding Stock Options will become immediately exercisable, (ii) all restrictions on the transfer of shares with respect to a Restricted Stock Grant which have not, prior to such date, been forfeited will immediately lapse and
(iii) all outstanding dividend equivalents which have not, prior to such date, been forfeited will become immediately payable, regardless of whether the applicable performance period has ended. A Change of Control of the Company will be deemed to have taken place with certain exceptions if (i) a person or group, other than the Company, one of its affiliates or one of its employee benefit plans acquires 20% or more of the Common Stock then outstanding or
(ii) during any 24-month period, there is a change in the majority of the Board other than by approval of the Board immediately prior to such change.

   Other Plan Provisions. A Grant under the Equity Compensation Plan will not be construed as conferring upon any Grantee a contract of employment or service, and such Grant will not confer upon the Grantee any rights upon termination of employment or service, other than certain limited rights as to the exercise of a Stock Option for a designated period of time following such termination.

   Federal Income Tax Consequences. The current federal income tax treatment of grants under the Equity Compensation Plan is generally described below. Local and state tax authorities may also tax incentive compensation awarded under the Equity Compensation Plan, and tax laws are subject to change. Participants are urged to consult with their personal tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

   Non-Qualified Stock Options. There are no federal income tax consequences to Grantees or to the Company upon the grant of an NQSO under the Equity Compensation Plan. Upon the exercise of NQSOs, Grantees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by exercise of an NQSO, a Grantee will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the Grantee's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the Grantee at the time of exercise of the
NQSO). The capital gain tax rate will depend on the length of time the shares were held and other factors.

   Incentive Stock Options. Grantees will not be subject to federal income taxation upon the grant or exercise of ISOs granted under the Equity Compensation Plan, and the Company will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the Stock Option price (or the Grantee's other tax basis in the shares) is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of capital gain or loss in the amount of the difference between the amount realized on the sale and the Stock Option price (or the Grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction in connection therewith. The capital gain tax rate will depend on the length of time the shares were held and other factors.

   If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant (a "disqualifying disposition") and is a transaction in which a loss, if sustained, would be recognized, the Grantee generally will recognize ordinary compensation income equal to the lesser of
(i) the excess of the fair
market value of the shares on the date of exercise over the exercise price (or the Grantee's other tax basis in the shares), or (ii) the excess of the amount realized on the sale of the shares over the exercise price (or the Grantee's other tax basis in the shares). In the case of a disqualifying disposition where a loss, if sustained, would not be recognized, the Grantee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the Stock Option price (or the Grantee's other tax basis in the shares). Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary compensation income (or any loss realized) will be a capital gain (or loss). The capital gain tax rate will depend upon the length of time the shares were held and other factors. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the Grantee.

   Generally, where previously acquired Common Stock is used to exercise an outstanding ISO or NQSO, appreciation on such stock will not be recognized as income. However, if such Common Stock was acquired pursuant to the exercise of an ISO, a disqualifying disposition will be deemed to have occurred if such stock is used to exercise another ISO prior to the expiration of the applicable holding periods.

   Restricted Stock. A Grantee normally will not recognize taxable income upon the award of a Restricted Stock Grant, and the Company will not be entitled to a deduction, until such stock is transferable by the Grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the Common Stock is either transferable or is no longer subject to a substantial risk of forfeiture, the Grantee will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock at that time, less any consideration paid by the Grantee for such Restricted Stock, and the Company will be entitled to a deduction in the same amount. A Participant may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the Common Stock at that time, determined without regard to the restrictions. In this event, the Company will be entitled to a deduction in the same year, provided the Company complies with the applicable withholding requirements for federal tax purposes. Any gain or loss recognized by the Grantee upon subsequent disposition of the Common Stock will be capital gain or loss. If, after making the election, any Common Stock subject to a Restricted Stock Grant is forfeited, or if the market value declines during the Restriction Period, the Grantee is not entitled to any tax deduction or tax refund.

   Non-Employee Directors Grants. Restricted Share Grants under the Equity Compensation Plan to non-employee directors will generally constitute taxable ordinary income to the director equal to the fair market value of the shares on the date of grant and the Company will be entitled to a tax deduction in the same amount. Any gain or loss recognized by the director upon subsequent disposition of the shares is a capital gain or loss and a long-term capital gain or loss if the directors have satisfied the applicable holding periods for the shares under the Code.

   Dividend Equivalents. Generally, a Grantee will not recognize any income upon the grant of dividend equivalents and the Company will not be entitled to a deduction, until the Grantee receives payment of the dividend equivalent or the dividend equivalent payment is credited towards the exercise of a related Stock Option. At the time the dividend equivalent is paid to the Grantee or credited towards the exercise of a related Stock Option, the Grantee will recognize ordinary compensation income in the amount of the payment or credit and the Company will be entitled to a deduction in the same amount.

   Section 162(m) of the Code. The Company's income tax deduction in any of the foregoing cases may be limited by the $1,000,000 limit of Section 162(m) of the Code if the Grant does not qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

   Tax Withholding. The acceptance, exercise or surrender of a Grant will constitute a Grantee's full consent to whatever action the Committee deems necessary to satisfy any federal, state and local income and employment withholding tax obligations arising under the Equity Compensation Plan. The Company may require Grantees who exercise NQSOs or who possess shares of Common Stock as to which the restrictions on transfer have lapsed to remit an amount sufficient to cover the Grantee's federal, state and local withholding tax obligations associated with the exercise of such Grants. Grantees, upon the receipt of shares following the exercise of ISOs, are obligated to (i) immediately notify the Company of the disposition of any or all ISO shares within two years of the date of grant of the ISO or one year of the date of such exercise, and (ii) remit to the Company an amount sufficient to satisfy any withholding obligation arising from such disposition. If acceptable to the Committee, Grantees may deliver Common Stock or cash in order to satisfy all such withholding obligations.

Summary of Benefits under the Plan

   The only changes proposed by the Amendment are the extension of the expiration date for the Plan for an additional ten years and an increase to the number of authorized shares under the Plan. The Amendment does not alter the considerations of the Committee with respect to grants under the Plan. For information with respect to grants to certain executive officers during the year ended December 31, 2002 under the Plan, see the table captioned "Option Grants in Last Fiscal Year" on page 29 and for information with respect to grants to the Company's non-employee directors, see page 33.

Securities Authorized for Issuance under Equity Compensation Plans

                      EQUITY COMPENSATION PLAN INFORMATION

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Number of
                                                                                                            securities remaining
                                                                                                               available for
                                                           Number of Securities                               future issuance
                                                            to be issued upon       Weighted-average            under equity
                                                               exercise of          exercise price of        compensation plans
                                                           outstanding options,   outstanding options,     (excluding securities
                                                           warrants and rights     warrants and rights    reflected in column (a))
  Plan Category                                                    (a)                     (b)                      (c)
-----------------------------------------------------------------------------------------------------------------------------------
  Equity compensation
  plans approved
  by security holders                                           2,264,106                $15.07                    488,264
-----------------------------------------------------------------------------------------------------------------------------------
  Equity compensation
  plans not approved
  by security holders                                               0                       0                         0
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                         2,264,106                $15.07                    488,264
-----------------------------------------------------------------------------------------------------------------------------------

                            OWNERSHIP OF COMMON STOCK

   The following table sets forth certain information as of January 31, 2003 with respect to shares of Common Stock of the Company beneficially owned by each director, nominee for director and executive officer and by all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors and executive officers at the request of the Company. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security).


                                                                        Sole voting         Shared voting         Total and
                                                                        and/or sole         and/or shared     percent of class
Beneficial Owner                                                    investment power(1)    investment power    outstanding(2)
----------------                                                    -------------------    ----------------   ----------------
Mary C. Carroll.................................................            8,103                1,780(3)             9,883
Morrison Coulter................................................          103,504                7,054(4)           110,558
Nicholas DeBenedictis...........................................          362,678              197,379(5)           560,057
G. Fred DiBona, Jr..............................................            8,750                   --                8,750
Richard H. Glanton, Esq.........................................            6,254                   --                6,254
Alan R. Hirsig..................................................            8,415                   --                8,415
John F. McCaughan...............................................           14,872                   --               14,872
John E. Menario.................................................            4,072                5,089(6)             9,161
Richard R. Riegler..............................................           88,812                   --               88,812
David P. Smeltzer...............................................           69,999                3,145               73,144
Richard L. Smoot................................................            5,187                   --                5,187
Roy H. Stahl....................................................          100,634               64,646              165,280
All directors and executive
 officers as a group (12 persons)...............................          781,280(7)           279,093(8)         1,060,373(1.6%)

---------------
(1) Includes shares held under the Company's Thrift Plan.

(2) Percentages for each person or group are based on the aggregate of the shares of Common Stock outstanding as of March 1, 2003 (67,948,794 shares) and all shares issuable to such person or group upon the exercise of outstanding stock options exercisable within 60 days of that date. Percentage ownership of less than 1% of the class then outstanding as of March 1, 2003 has not been shown.

(3) The shareholdings indicated are owned of record by Mrs. Carroll's husband. Mrs. Carroll disclaims beneficial ownership of those shares.

(4) The shareholdings indicated include 5,358 shares owned of record by Mr. Coulter's wife. Mr. Coulter disclaims beneficial ownership of those shares.

(5) The shareholdings indicated include 1,509 shares owned of record by Mr. DeBenedictis' wife. Mr. DeBenedictis disclaims beneficial ownership of those shares.

(6) The shareholdings indicated include 77 shares held by Mr. Menario's wife. Mr. Menario disclaims beneficial ownership of those shares.

(7) The shareholdings indicated include 482,139 shares exercisable under the 1994 Equity Compensation Plan on or before April 1, 2003.

(8) The shareholdings indicated include 279,093 shares (i) held in joint ownership with spouses, (ii) held as custodian for minor children or (iii) owned by family members.

                          REPORT OF THE AUDIT COMMITTEE

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality of the accounting principles, practices and judgments; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; the integrity of the Company's financial reporting processes and controls; and the selection and evaluation of the independent accountants, including the review of all relationships between the independent accountants and the Company.

   The Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent accountants the accountants' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the accountants' independence.

   The Committee discussed with the Company's internal and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held three (3) meetings during 2002.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

   The Audit Committee has the authority to select, evaluate and, where appropriate, replace the Company's independent accountants. The Committee has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2003.

   A copy of the Audit Committee's Charter is attached to this proxy statement as Appendix A.

                                        Respectfully submitted,


                                        Richard L. Smoot
                                        John E. Menario
                                        Alan R. Hirsig

                             EXECUTIVE COMPENSATION


REPORT OF THE EXECUTIVE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

Overall Objectives

   Philadelphia Suburban Corporation's executive compensation program is designed to motivate its senior executives to achieve the Company's goals of providing its customers with high quality, cost-effective, reliable water services and providing the Company's shareholders with a market-based return on their investment.

   Toward that end, the program:

   o Provides compensation levels that are competitive with those provided by companies with which the Company may compete for executive talent.

   o Motivates key senior executives to achieve strategic business initiatives and rewards them for their achievement.

   o Creates a strong link between stockholder and financial performance and the compensation of the Company's senior executives.

   In administering the executive compensation program, the Executive Compensation and Employee Benefits Committee (the "Committee") attempts to strike an appropriate balance among the above-mentioned objectives, each of which is discussed in greater detail below.

   At present, the executive compensation program is comprised of three components: base salary, annual cash incentive opportunities and equity incentive opportunities. In determining the relative weighting of compensation components and the target level of compensation for the Company's executives, the Committee considers compensation programs of a peer group of companies. Because of the limited number of investor-owned water utilities from which comparable compensation data is available, the Committee utilizes survey data from a composite market ("Composite Market") compiled by a nationally recognized compensation consulting firm in assessing the competitiveness of the components of the Company's compensation program. The Composite Market for the base salary and annual cash incentive elements of the program consists of 25% water utilities, 25% other utilities and 50% general industrial businesses. There are ten water utilities in the water utilities portion of the Composite Market.

   Due to continued consolidation in the investor-owned water utility industry, only one of the companies in the Composite Market was a publicly traded company of comparable size to the Company and this company has since been acquired and is no longer publicly-traded. Consequently, as of the proxy statement filed in 2000, the Company began using the Dow Jones Utility Index instead of the Edward Jones Water Utility Index as the peer group for the stock performance chart in the Company's proxy. None of the water utilities in the Composite Market is in the Dow Jones Utility Index.

   Competitive compensation levels are targeted at the median of the third quartile range of compensation levels in the Composite Market, except for equity incentives, which are targeted at the 50th percentile of the compensation consulting firm's data base of general industrial organizations, including utilities, that have long-term incentive programs.

Compensation Components

Base Salary

   To ensure that its pay levels are competitive, the Company, with the assistance of its compensation consultant, regularly compares its executive compensation levels with those of other companies and sets its salary structure in line with competitive data from the Composite Market. Individual salaries are considered for adjustment annually and any adjustments are based on general movement in external salary levels, individual performance, and changes in individual duties and responsibilities.

Cash Incentive Awards

   The annual cash incentive plan is based on target incentive awards for each executive, which are stated as a percentage of their base salaries. Annual incentive awards for executive officers are calculated by a formula that multiplies the executive's target incentive percentage times a Company rating factor based on the Company's overall financial performance and an individual rating factor based on the executive's performance against established objectives. These factors can range from 0% to 125% for the Company rating factor and 0% to 150% for the individual rating factor. Each of these percentages are correlated with defined objectives and approved by the Committee each year. Regardless of the Company's financial performance, the Committee retains the authority to determine the final Company rating factor, and the actual payment and amount of any bonus is always subject to the discretion of the Committee.

Equity Incentives

   As part of its review of the total compensation package for the Company's officers, the Committee, with the assistance of its compensation consulting firm, reviewed the Company's equity incentive compensation program. Given the importance of dividends to a utility investor, the consultant recommended using a combination of stock options with dividend equivalents to best link executive long-term incentives to corporate performance and shareholder interests.

   Under the terms of the Company's 1994 Equity Compensation Plan, which was approved by the shareholders at the 1994 Annual Meeting, the Committee and the Board of Directors may grant stock options, dividend equivalents and restricted stock to officers, directors and key employees, and stock options to key consultants of the Company and its subsidiaries who are in a position to contribute materially to the successful operation of the business of the Company. The purpose of the Plan is to help align executive compensation with shareholder interests by providing the participants with a long-term equity interest in the Company. The Plan, we believe, provides the Company the ability to attract and retain employees of significant abilities.

Summary of Actions Taken by the Committee

Salary Increase

   Under the Company's salary program, the base salary budget is based on salary levels for comparable positions in the Composite Market. The projected overall annual increase is based on annual salary budget increase data reported by published surveys. Under these guidelines, actual salary increases are determined based on a combination of an assessment of the individual's performance and the individual's salary compared to the market. In the case of executive officers named in this Proxy Statement, the determination of salary levels is made by the Committee, subject to approval by the Board of Directors.

   Mr. DeBenedictis' salary for 2002 was consistent with the target level for the CEO position within the Composite Market. Mr. DeBenedictis' salary for 2003, which was approved by the Board of Directors on February 4, 2003 and effective on April 1, 2003, is consistent with published salary survey information on salary levels and projected annual salary increases for 2003 and is based on the Committee's favorable assessment of his and the Company's performance.

Annual Incentive Award

   At its February 3, 2003 meeting, the Committee determined the annual cash incentive awards to be made to the participants in the annual incentive plan. The awards were based on the Company's performance compared to its financial goal for 2002 as well as the participants' achievement of their individual objectives. The incentive awards to the Company's officers were approved by the Board of Directors on February 4, 2003. Mr. DeBenedictis' annual incentive compensation for 2002 was based on the Company's earnings and the Committee's assessment of Mr. DeBenedictis' individual performance. Mr. DeBenedictis' achievements in 2002 included growing revenues by 4.8%, increasing the customer base by 4% through 25 acquisitions and growth ventures, aggressively pursuing low interest financing and managing the operations efficiently (achieving an operating expense to revenue ratio of 36.6%, one of the lowest in the water industry) and effectively. In addition, the Committee noted that one of Mr. DeBenedictis' most significant accomplishments in 2002 was the successful re-distribution of the shares of the Company formerly held by Vivendi Environnement, S.A. and its affiliates through a broadly marketed public equity offering.

Equity Incentives

   Effective June 17, 2002, the Committee approved the 2002 grant of incentive stock options and dividend equivalents under the Company's 1994 Equity Compensation Plan to its executive officers and other key employees at the fair market value on the date of grant for such stock options of $20.81. Effective March 3, 2003, the Committee approved, under the Company's 1994 Equity Compensation Plan, grants of incentive stock options to certain key employees at the fair market value of the Company's stock on the date of grant for such stock options of $20.81 and grants of dividend equivalents to the Company's executive officers. The options are exercisable in installments of one-third each year starting on the first anniversary of the date of grant and expire at the end of 10 years from the date of grant. The dividend equivalents will accumulate dividends over a period of four years. Mr. DeBenedictis received a grant of 55,000 options and dividend equivalents on June 17, 2002 and 55,000 dividend equivalents on March 3, 2003. At its March 3, 2003 meeting, the Committee also approved management's recommendation to reduce the performance period for the dividend equivalents granted in 2001 and 2002 by one year based on the Company's performance against the 2002 measurement criteria established by the Committee for this purpose at its June 17, 2002 meeting. The measurement criteria involve targets for earnings per share, dividends, total return to shareholders over a five-year period and customer growth.

   At its meeting on June 17, 2002, the Committee approved grants of restricted stock under the Company's 1994 Equity Compensation Plan to certain key executives. These grants were as follows: Mr. DeBenedictis 16,500 shares; Mr. Coulter 1,000 shares; Mr. Stahl 2,000 shares; Mr. Smeltzer 2,000 shares; and Mr. Riegler 1,000 shares. The fair market value of the shares awarded on June 17, 2002 was $20.81 based on the average of the opening and closing prices on the New York Stock Exchange on that date. 10,000 shares of Mr. DeBenedictis' grant will be released from restrictions under the grant on June 17, 2003 and 6,500 shares of Mr. DeBenedictis's grant and all of the shares granted to the other executives will be released from restrictions under the grant on March 17, 2003. At its meeting on March 3, 2003, the Committee approved a grant of 10,000 shares of restricted stock to Mr. DeBenedictis. The fair market value of the shares awarded on March 3, 2003 was $20.80 based on the average of the opening and closing prices on the New York Stock Exchange on that date. The shares granted to Mr. DeBenedictis will be released from restrictions under the grant on March 3, 2004.

   Section 162(m) of the Internal Revenue Code generally precludes the deduction for federal income tax purposes of more than $1 million in compensation paid to the Chief Executive Officer and the other officers named in the Summary Compensation Table in any one year, subject to certain specified exceptions. Given the nature of the stock option grants and the level of other compensation paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, the deduction limitation was inapplicable for 2002. While Philadelphia Suburban Corporation's executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to motivate senior executives to achieve the Company's goals. Therefore, the Company may determine that it is appropriate for a particular senior executive's compensation to be at a level that may limit the deductibility of such compensation. The Committee will address this limitation if and when it becomes applicable to the Company's compensation program.

                                        Respectfully submitted,



                                        John F. McCaughan
                                        G. Fred DiBona, Jr.
                                        Alan R. Hirsig

   The foregoing report of the Executive Compensation and Employee Benefits Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION TABLE

   The following Summary Compensation Table shows compensation paid by the Company for services rendered during the years 2002, 2001 and 2000 for the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                                                                          Long Term Compensation
                                                                                    -----------------------------------
                                                 Annual Compensation                         Awards             Payouts
                                      ------------------------------------------    ------------------------    -------
                                                                                                  Securities
                                                                       Other       Restricted       Under-                All Other
                                                                       Annual         Stock         lying        LTIP      Compen-
         Name and                                                     Compen-       Award(s)       Options/     Payouts     sation
    Principal Position        Year    Salary($)(1)   Bonus($)(2)    sation($)(3)     ($)(4)      SAR's(#)(5)      ($)       ($)(6)
 --------------------------   ----    ------------   -----------    ------------   ----------    -----------    -------   ---------
N. DeBenedictis ...........   2002      334,500        294,060         5,500         347,820        55,000                 143,603
CEO                           2001      321,554        287,625         5,250                        62,500                 162,308
                              2000      311,904        271,440         5,250         471,250        62,500                 169,851

M. Coulter ................   2002      187,276         57,672         5,500          21,080        18,000                  41,746
President-PSW Div.            2001      180,115         73,713         5,250                        18,750                  38,639
                              2000      171,467         66,626         5,100                        18,750                  30,954

R. Stahl ..................   2002      200,521         82,852         5,500          42,160        18,000                  31,047
Exec. V.P. &                  2001      193,546         79,596         5,250                        18,750                  28,354
 Gen. Counsel                 2000      183,480         60,517         5,250                        12,500                  24,246

D. Smeltzer ...............   2002      164,054         65,995         4,922          42,160        12,500                  23,045
Sr. V.P.-Finance & CFO        2001      156,067         56,962         4,681                        12,500                  20,035
                              2000      148,467         55,687         4,454                        12,500                  15,720

R. Riegler ................   2002      177,837         50,944         5,500          21,080        10,000                  26,116
Sr. V.P.-Eng. &               2001      171,658         51,154         5,148                        12,500                  26,744
 Environ. Aff.                2000      165,427         51,737         4,963                        12,500                  24,256

---------------
(1) Salary deferred at the discretion of the executive and contributed to the Company's Thrift Plan or Executive Deferral Plan is included in this column.

(2) Includes cash bonuses for services rendered during the specified year, regardless of when paid.

(3) Company matching contributions under the Company's Thrift Plan and Executive Deferral Plan are included in this column.

(4) Mr. DeBenedictis was awarded a grant of 31,250 shares of restricted stock on May 15, 2000 under the Company's 1994 Equity Compensation Plan. The fair market value of the shares awarded on May 15, 2000 was $15.00 per share based on the average of the opening and closing prices on the New York Stock Exchange on that date. One-third of the restricted stock grant will be released to Mr. DeBenedictis each year on the anniversary of the grant and he is entitled to receive the dividends on the restricted shares pending their release. At year-end 2002, the value of the 10,418.75 shares still subject to restrictions was $214,626 based on the closing price for the stock on December 31, 2002 of $20.60.

    On June 17, 2002, Mr. DeBenedictis was awarded a grant of 10,000 shares of restricted stock under the Company's 1994 Equity Compensation Plan. The fair market value of the shares awarded on June 17, 2002 was $20.81 per share based on the average of the opening and closing prices on the New York Stock Exchange on that date. The restricted stock grant will be released to Mr. DeBenedictis on June 17, 2003 and he is entitled to receive the dividends on the restricted shares pending their release. At year-end 2002, the value of the 10,000 shares subject to restriction was $206,000 based on the closing price for the stock on December 31, 2002 of $20.60.

    On June 17, 2002 the following executives were awarded grants of restricted stock under the Company's 1994 Equity Compensation Plan: Mr. DeBenedictis 6,500 shares; Mr. Stahl 2,000 shares; Mr. Coulter 1,000 shares, Mr. Smeltzer 2,000 shares and Mr. Riegler 1,000 shares. The fair market value of the shares awarded on June 17, 2002 was $20.81 per share based on the average of the opening and closing prices on the New York Stock Exchange on that date. These restricted stock grants will be released on March 17, 2003 and the grantees are entitled to receive the dividends on the restricted shares pending their release. At year-end 2002, the value of the grant shares subject to restriction was $133,900 for Mr. DeBenedictis; $41,200 for Mr. Stahl; $20,600 for Mr. Coulter; $41,200 for Mr. Smeltzer and $20,600 for Mr. Riegler based on the closing price for the stock on December 31, 2002 of $20.60.

(5) Option award numbers for 2000 and 2001 have been restated to reflect the December 2000 and December 2001 5-for-4 stock splits in the form of stock distributions.

(6) Includes for 2002: (a) the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for a split dollar life insurance policy on Mr. DeBenedictis maintained by the Company, projected on an actuarial basis ($8,838); (b) Company payments on behalf of Mr. DeBenedictis to cover the premium attributable to the term life insurance portion of the split dollar life insurance policy ($1,306); (c) the amounts accrued for the named executives' accounts in 2002 in connection with the dividend equivalent awards made from 1998 through 2002 (Messrs. DeBenedictis $124,050, Stahl $30,077, Smeltzer $22,711, Riegler $24,538,
    and Coulter $36,796); and (d) the value of group term life insurance maintained by the Company on the named executives (Messrs. DeBenedictis $3,197, Stahl $970, Smeltzer $334, Riegler $1,578 and Coulter $4,950). The Company will be reimbursed for the amount of the premiums paid under the split dollar program for Mr. DeBenedictis upon his death or repaid such premiums by Mr. DeBenedictis if he leaves the Company.

                         COMPARATIVE STOCK PERFORMANCE

   The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five years with the average cumulative total return of a peer group of companies and the cumulative total return on the S&P 500 over the same period, assuming a $100 investment on December 31, 1997 and the reinvestment of all dividends. The Dow Jones Utility Index consists of the following companies: American Electric Power Company; Consolidated Edison, Inc.; NiSource Inc.; Exelon Corporation; TXU Corporation; Edison International; Public Service Enterprise Group Incorporated; Dominion Resources, Inc.; Williams Companies, Inc.; Duke Energy Corporation; PG&E Corporation; AES Corporation; The Southern Company, FirstEnergy Corp.; and CenterPoint Energy, Inc.

                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                  AMONG PSC, S1 500 AND DOW JONES UTILITY INDEX



                                [graphic omitted]



                                        S&P 500               Dow Jones
                       PSC             Composite              Utilities
                       ---             ---------              ---------
       1997           100.00             100.00                100.00
       1998           137.83             128.57                118.88
       1999            99.49             155.57                111.72
       2000           152.20             141.42                168.43
       2001           179.47             124.59                124.18
       2002           163.18              97.05                 95.14



   The foregoing comparative stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          STOCK OPTION GRANTS IN 2002

   The following table sets forth information concerning individual grants of stock options under the Company's 1994 Equity Compensation Plan during 2002 to each executive officer identified in the Summary Compensation Table who received options during the period.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                                        Grant Date
                                                                              Individual Grant                            Value
                                                          ---------------------------------------------------------   -------------
                                                                            Percent of
                                                           Number of           Total
                                                           Securities      Options/SAR's     Exercise
                                                           Underlying       Granted to       or Base                    Grant Date
                         Name                            Options/SAR's       Employees        Price      Expiration      Present
                         ----                            Granted (#)(1)   in Fiscal Year    ($/Sh)(2)       Date      Value ($) (3)
                                                         --------------   --------------    ---------    ----------   -------------
N. DeBenedictis......................................        55,000           11.13%          20.81      6/17/2012       354,200
M. Coulter...........................................        18,000            3.64%          20.81      6/17/2012       115,920
R. Stahl.............................................        18,000            3.64%          20.81      6/17/2012       115,920
D. Smeltzer..........................................        12,500            2.53%          20.81      6/17/2012        80,500
R. Riegler...........................................        10,000            2.02%          20.81      6/17/2012        64,400

---------------
(1) The options listed in this column are qualified stock options granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant under the Company's 1994 Equity Compensation Plan. Grants become exercisable in installments of one-third per year commencing on the first anniversary of the grant date. An equal number of dividend equivalents, with a four-year accumulation period, were awarded to the named individuals under the 1994 Equity Compensation Plan. The accrued value of the dividend equivalent awards for 1998 through 2002 is shown on the Summary Compensation Table.

(2) The exercise price for options granted is equal to the mean of the high and low sale prices of the Company's common stock on the New York Stock Exchange composite tape on the date the option is granted.

(3) The values in this column were determined using Black-Scholes Option Pricing Model. The actual value of stock options, if any, that may be realized will depend on the difference between the exercise price and the market price on the date of exercise. The estimated values under the Black-Scholes model are based on assumptions as to such variables as interest rates, stock price volatility and dividend yield. The key assumptions used in the Black-Scholes model valuation of the stock options are (i) an assumed dividend yield of 2.6%, (ii) a risk free rate of return of 4.9%,
    (iii) volatility of 34.2%, (iv) an exercise date of 5.5 years from the date of grant, and (v) no reduction in values to reflect non-transferability or other restrictions on the options. These assumptions are not a forecast of future dividend yield, stock performance or volatility.

      Stock Option Exercises in 2002 and Value of Options at Year-End 2002


   The following table sets forth information concerning the number of stock options exercised under the Company's the 1994 Equity Compensation Plan during 2002 by each executive officer listed below and the number and value of unexercised options as of December 31, 2002, indicating in each case the number and value of those options that were exercisable and unexercisable as of that date.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES


                                                                            Number of Securities           Value of Unexercised
                                                                           Underlying Unexercised              In-the-Money
                                                                              Options/SAR's at               Options/SAR's at
                                            Shares                           Fiscal Year-End (#)          Fiscal Year-End ($)(1)
                                           Acquired          Value       ---------------------------    ---------------------------
                 Name                   on Exercise(#)    Realized($)   Exercisable    Unexercisable    Exercisable   Unexercisable
                 ----                   --------------    -----------   -----------    -------------    -----------   -------------
DeBenedictis ........................       69,764          683,786       206,281         117,499        2,325,054       238,635
Coulter .............................           --               --        49,994          36,749          323,206        71,592
Stahl ...............................           --               --        77,076          34,665          730,118        53,409
Smeltzer ............................           --               --        40,623          24,999          331,711        47,723
Riegler .............................       14,259          168,407        34,483          22,499          218,788        47,723

---------------
(1) Based on the average of the high and low price on the New York Stock Exchange - Composite Transactions of the Company's Common Stock on December 31, 2002 ($20.465).

                           CERTAIN COMPENSATION PLANS

Retirement Plan

   The Retirement Plan for Employees of the Company and certain of its subsidiaries (the "Retirement Plan") is a defined benefit pension plan. In general, Company participants are eligible for normal pension benefits upon retirement at age 65 and are eligible for early retirement benefits upon retirement at age 55 with ten years of credited service. Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. Benefits payable to employees under the Retirement Plan are based upon "final average compensation", which is defined as the average cash compensation through the five highest consecutive years of the last ten full years preceding retirement.

   The Employee Retirement Income Security Act of 1974, as amended, ("ERISA") imposes maximum limitations on the annual amount of pension benefits that may be paid under, and the amount of compensation that may be taken into account in calculating benefits under, a qualified, funded defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations. Effective December 1, 1989, the Board of Directors adopted an Excess Benefits Plan for Salaried Employees of the Company (the "Excess Plan"). The Excess Plan is a nonqualified pension benefit plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by these ERISA limitations. In addition, deferred compensation is excluded from the Retirement Plan Compensation, but is included in the calculation of the Excess Benefits Plan. The benefit under the Excess Plan is equal to the difference between (i) the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations and including deferred compensation, and (ii) the amount of the benefit actually payable under the Retirement Plan.

   The following tabulation shows the estimated annual pension payable pursuant to the Retirement Plan and the Excess Plan to Company employees, including employees who are directors or officers of the Company, upon retirement after selected periods of service. This table is provided for illustrative purposes only and does not reflect pension benefits presently due under the Retirement Plan or Excess Plan.

                               PENSION PLAN TABLE

                   Average Salary                    Estimated Annual Pension Based on Service of
                  During Five Years              ------------------------------------------------------
                Preceding Retirement             15 Years   20 Years    25 Years    30 Years   35 Years
                --------------------             --------   --------    --------    --------   --------
                      $100,000                   $ 24,300     32,500      40,600      43,100     45,600
                       125,000                     31,100     41,500      51,800      54,900     58,100
                       150,000                     37,800     50,500      63,100      66,800     70,600
                       175,000                     44,600     59,500      74,300      78,700     83,100
                       200,000                     51,300     68,500      85,600      90,600     95,600
                       225,000                     58,100     77,500      96,800     102,400    108,100
                       250,000                     64,800     86,500     108,100     114,300    120,600
                       300,000                     78,300    104,500     130,600     138,100    145,600
                       350,000                     91,800    122,500     153,100     161,800    170,600
                       400,000                    105,300    140,500     175,600     185,600    195,600
                       450,000                    118,800    158,500     198,100     209,300    200,600
                       500,000                    132,300    176,500     220,600     233,100    245,600

   The Company's contributions to the Retirement Plan are computed on the basis of straight life annuities. The following executive officers listed in the Summary Compensation Table have the indicated number of completed years of service under the Retirement Plan, and would, upon retirement at age 65 on March 31, 2003, be entitled to a pension based on the remuneration level listed in the following table:

                                                                        Completed
                                                        Covered          Years of
       Name                                           Remuneration   Credited Service
       ----                                           ------------   ----------------
     Nicholas DeBenedictis .......................      $622,125            11
     Morrison Coulter ............................      $260,989            42
     Roy H. Stahl ................................      $280,117            21
     Richard R. Riegler ..........................      $228,991            33
     David P. Smeltzer ...........................      $221,016            16

   A Supplemental Executive Retirement Plan or SERP has been established for Mr. DeBenedictis. This Plan, which is nonqualified and unfunded, was approved by the Board of Directors in 1992 and is intended to provide Mr. DeBenedictis with a total retirement benefit, in combination with the Retirement Plan and Excess Plan, that is commensurate with the retirement benefits for the chief executive officers of other companies. Under the terms of the SERP, Mr. DeBenedictis will be eligible to receive a benefit at normal retirement equal to the difference between (i) the benefit to which he would otherwise be entitled under the Retirement Plan assuming he had 25 years of service and absent the ERISA limitations referred to above, and (ii) the benefit payable to him under the Retirement Plan and the Excess Plan. Under the terms of Mr. DeBenedictis' SERP, if his employment is terminated for any reason prior to age 65, he is entitled to receive a supplemental retirement benefit equal to the difference between (i) the benefit to which he would otherwise be entitled under the Retirement Plan assuming he was credited with two years of service for each of his first seven years of credited service and (ii) the benefit payable to him under the Retirement Plan and the Excess Plan. If Mr. DeBenedictis retires from the Company at age 65, the SERP is projected to provide an annual benefit of $112,561.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Contracts and Termination of Employment and Change of Control Arrangements

   Under the terms of Mr. DeBenedictis' employment arrangement, if his employment is terminated by the Company for any reason other than his disability, death or for cause, he will be entitled to receive a severance payment equal to twelve months of his base compensation paid in twelve equal monthly installments without offset. In the event that the employment of any of the executive officers named in the Summary Compensation Table set forth above is terminated, actually or constructively, within two years following a change of control of the Company, the executive officers will be entitled to certain payments and benefits under agreements with the Company. Under the terms of these agreements, the Chief Executive Officer will be entitled to three times his average annual compensation and the other executive officers will be entitled to two times their average annual compensation, plus certain benefits for a period of three years for the Chief Executive Officer and two years for the other executive officers. The agreement with the Chief Executive Officer also provides for reimbursement to him for the tax effects of certain payments and the transfer to him of a split dollar life insurance policy maintained by the Company on his life. Under the terms of the 1994 Equity Compensation Plan approved by the shareholders, outstanding stock options will become immediately exercisable, accrued dividend equivalents will become immediately payable and the restrictions on restricted stock grants shall immediately lapse upon certain change of control events.

Compensation of Directors

   Directors who are full-time employees of the Company do not receive a retainer or fees for service on the Board of Directors or Committees of the Board. Members of the Board of Directors who are not full-time employees of the Company or any of its subsidiaries ("Non-employee Directors") receive an annual retainer fee of $12,000, plus an annual grant of 875 shares of the Company's Common Stock. Directors also receive a fee of $1,500 for attendance at each meeting of the Board of Directors of the Company and $1,000 for attendance at each Committee meeting. In addition, each Committee Chairman who is a Non-employee Director receives an annual retainer fee of $2,500. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings. Directors are eligible to defer part or all of their fees under the Company's Director Deferral Plan. Amounts deferred accrue interest at the prime interest rate plus 0.5% or may be deemed invested in the Company's Common Stock at a 5% discount. Amounts deferred are not funded. In 2002, Mr. Glanton deferred $28,500 of his fees in 2002.

Certain Transactions

   Richard H. Glanton, a director, is a partner in the law firm of Reed Smith, LLP, which firm has provided legal services to the Company in 2002.

                             INDEPENDENT ACCOUNTANTS

   Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

   Total aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2002 from PricewaterhouseCoopers LLP were $354,943.

Financial Information Systems Design and Implementation Fees

   There were no fees billed to the Company by PricewaterhouseCoopers LLP during the 2002 fiscal year for financial system design and implementation services.

All Other Fees

   Total aggregate fees billed for non-audit services (including tax services) rendered to the Company by PricewaterhouseCoopers, LLP for the year ended December 31, 2002 were $257,614.

          SHAREHOLDER SUGGESTIONS AND PROPOSALS FOR 2004 ANNUAL MEETING

   Consideration of certain matters is required at the Annual Meeting of Shareholders, such as the election of directors. In addition, pursuant to applicable regulations of the Securities and Exchange Commission, shareholders may present resolutions, which are proper subjects for inclusion in the proxy statement and for consideration at the Annual Meeting, by submitting their proposals to the Company on a timely basis. In order to be included for the 2004 Annual Meeting, resolutions must be received by December 12, 2003.

   The Company receives many shareholder suggestions which are not in the form of resolutions. All are given careful consideration. We welcome and encourage your comments and suggestions. Your correspondence should be addressed as follows:

       Roy H. Stahl
       Secretary
       Philadelphia Suburban Corporation
       762 W. Lancaster Avenue
       Bryn Mawr, PA 19010

                             ADDITIONAL INFORMATION

   The Company will provide without charge, upon written request, a copy of the Company's Annual Report on Form 10-K for 2002. Please direct your requests to Roy H. Stahl, Secretary, Philadelphia Suburban Corporation, 762 W. Lancaster Avenue, Bryn Mawr, PA 19010.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (a 10% Shareholder), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, or a written representation from certain reporting persons that no Form 5's were required for those persons, the Company believes that, during the period January 1, 2002 through December 31, 2002, it has complied with filing requirements applicable to its officers and directors with the exception of inadvertently filing two late Form 4's with respect to (i) the crediting of phantom stock to Mr. Glanton's director's deferral account and (ii) the exercise of a stock option by Mr. Riegler.

                                  OTHER MATTERS


   The Board of Directors is not aware of any other matters which may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their judgment.

                             By Order of the Board of Directors,


                             ROY H. STAHL
                             Secretary

April 9, 2003

                                                                     APPENDIX A

                        PHILADELPHIA SUBURBAN CORPORATION
                        ---------------------------------
                             AUDIT COMMITTEE CHARTER
                             -----------------------

Committee Purpose:

To assist the Board in fulfilling its oversight responsibilities. To monitor the integrity of the Company's financial reporting process and financial statements and systems of internal controls regarding finance, accounting, regulatory and legal compliance. To monitor the independence, qualifications and performance of the Company's independent auditors and internal auditing department. To provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors. To prepare the SEC required report for the Company's proxy statement.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Committee Duties and Responsibilities:

   Independent Auditors

   1. Solely responsible for the selection, evaluation and, when appropriate, replacement of the Company's independent auditor.

   2. Review and preapprove the proposed scope of the independent auditor's annual audit, including estimated audit fees as presented by the independent auditors.

   3. Review and preapprove any proposed significant non-audit work by the independent auditors as presented by management.

   4. Disclose all approved non-audit work in the Company's periodic reports.

   Financial Management

   1. Review and discuss with management and the independent auditors the Company's annual audited financial statements and quarterly financial statements prior to the submission of these financial statements to the public, including the auditor's opinions, management letters and management's discussion and analysis.

   2. Review and discuss with management and independent auditors any significant issues regarding critical accounting principle, practices and judgments used.

   3. Review and discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

   4. Review any alternative treatment of financial information within GAAP that the independent auditors have presented and discussed with management, the ramifications of the use of such alternatives and the treatment preferred by the independent auditors.

   5. Quarterly in consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls.

   6. Quarterly in consultation with the management, the independent auditors, and the internal auditors, discuss significant financial risk exposures and risk management and the steps management has taken to monitor, control and report such exposures.

   7. Obtain from management and the independent auditors and discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

   Audit Committee

   1. Review the performance and independence of the Company's independent auditors on an annual basis.

   2. On an annual basis obtain and review the independent auditor's report on the firm's internal quality control procedures, any material issues raised by the internal quality control review, peer review, or governmental or professional investigation within the last 5 years and steps taken to address any such issues.

   3. Review significant findings prepared and presented by the independent auditors and the internal auditing department together with management's responses.

   4. Review the independent auditors' disclosure of all the relationships of the independent auditor with the Company and discuss any such relationships that may impact the objectivity and independence of the independent auditor.

   5. Review Company policies relating to compliance with laws and regulations, ethics, conflicts of interest and the investigation of misconduct or fraud.

   6. Arrange for periodic reports from management and the independent auditor assessing the impact of significant regulatory changes, of accounting or reporting developments proposed by the FASB or SEC, or of any other significant financial matters that may affect the Company.

   7. Obtain from management a notification of issues and responses whenever a second opinion is sought from an independent auditor.

   8. Review material current and pending litigation or regulatory proceedings in which the Company is a party bearing on corporate governance or that may have a significant financial impact on the Company as presented by the Company's General Counsel.

   9. Obtain from management and review all cases of material employee conflict of interest, misconduct or fraud.

   10. Direct special investigations into significant matters brought to the Audit Committee's attention within the scope of its duties and obtain advice, as needed from outside legal, accounting and other advisors when required.

   11. Review the Audit Committee Charter annually and propose to the Board any recommended changes.

   12. File the Audit Committee Charter every three years in accordance with SEC regulations.

   13. Responsible for the resolution of disputes between management and the outside auditors.

   14. Establish procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing or other financial matters.

   15. Evaluate the recommendation of the independent and internal auditors with the Board.

   16. Review the adequacy of internal controls and accuracy of financial statements with the independent auditors and internal auditor out of the presence of management.

   17. Review the integrity of the financial reporting process, with the independent auditors and the internal auditors and consideration and implementation, if appropriate, any changes to auditing practices and accounting principles suggested by the independent auditor, management or the internal auditor.

   18. Meet separately at least annually, with management, the internal auditor and the independent auditor to discuss any significant difficulties encountered during the course of the annual audit.

   19. Annually evaluate the performance of the Committee.

   20. Set clear hiring policies for former employees of the independent auditor.

   Internal Auditing

   1. Approves the hiring and termination of, and annual performance against the internal audit plan for, the director of internal audit.

   2. Review and approve internal audit plans, progress reports, completed reports and management's responses with the internal auditor.

Committee Member Qualification:

   Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-management directors. The only compensation for Audit Committee members from the Company will be fees as a director and Committee member. The Chairperson of the Audit Committee must have accounting or financial management experience. If a member serves on the audit committees of more than three companies, the Board must determine that this does not impair his/her effectiveness. To the extent reasonably feasible, one or more of the members of the Audit Committee should be a "financial expert" as defined in rules to be issued by the SEC. If the Committee does not have such a financial expert, the Company must disclose in its periodic reports the reason why not.

Committee Member Appointment and Renewal:

   Committee members will be appointed annually by the Board of Directors. Committee members may be removed from membership on the Committee by the Board of Directors at any time, with or without cause.

Committee Structure and Operations:

   Each year the Board of Directors appoints a Committee Chair for the Audit Committee. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve and circulate an agenda in advance of each meeting, including meetings with external and/or internal auditors. The Committee should conduct separate private meetings in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

Committee Reporting to the Board:

   The Committee shall cause minutes and attendance records to be kept of each meeting, which will be reviewed and approved by the Chairman of the Committee. Copies of the minutes of each meeting of the Committee will be provided to the Board of Directors and the Chairman or his or her designee will report on each meeting of the Committee to the Board of Directors at the next meeting of the Board of Directors following the meeting of the Committee.

                                                                     APPENDIX B

                                AMENDMENT 2003-1
                                     to the
         PHILADELPHIA SUBURBAN CORPORATION 1994 EQUITY COMPENSATION PLAN

     1.   Section 4 of the Plan is amended to read as follows:

     Subject to adjustment as provided in Section 15, the maximum aggregate number of shares of the Common Stock of the Corporation that may be issued or transferred under the Plan shall be 6,405,692 shares. The maximum number of shares of Common Stock that may be subject to Grants made under the Plan to any individual during any calendar year shall be 150,000 shares. Shares deliverable under the Plan may be authorized and unissued shares or treasury shares, as the Committee may from time to time determine. Shares of Common Stock related to the unexercised or undistributed portion of any terminated, expired or forfeited Grant also may be made available for distribution in connection with future Grants under the Plan.

     2.   Section 17 (b) of the Plan is amended to read as follows:

          (b) The Board of Directors of the Corporation may, in its discretion, terminate, or fix a date for the termination of the Plan. Unless previously terminated, the Plan shall terminate on May 15, 2014 and no Grants shall be made under the Plan after such date.

                                                                     4959-PS-03

PHILADELPHIA SUBURBAN
CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

                              Voter Control Number

                             |--------------------|
                             |                    |
                             |--------------------|

                Your vote is important. Please vote immediately.

                [Computer Graphic and Telephone Graphic Omitted]
           Vote-by-Internet                                         Vote-by-Telephone
1. Log on to the Internet and go to                              1. Call toll-free
   http://www.eproxyvote.com/psc                           OR       1-877-PRX-VOTE (1-877-779-8683)

2. Enter your Voter Control Number listed above                  2. Enter your Voter Control Number listed above
   and and follow the easy steps outlined on the secured            follow the easy recorded instructions.
   website.


  If you vote over the Internet or by telephone, please do not mail your card.






       [4959 - PHILADELPHIA SUBURBAN CORPORATION] [FILE NAME: ZPSC61.ELX]
                   [VERSION - (3)] [03/26/03] [orig. 03/12/03]

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL      ZPSC61

|-------| Please mark
|   X   | votes as in
|-------| this example.



                                                          [Graphic Appears Here]

The Board of Directors recommends that you vote FOR all nominees for Director and FOR Proposal 2.

1.Election of Directors.                                                                                      FOR  AGAINST  ABSTAIN
  Nominees: (01) Richard H.Glanton, (02) John F. McCaughan and     2. To approve an amendment to PSC's 1994  |----| |-----| |-----|
            (03) Nicholas DeBenedictis                                Equity Compensation Plan (the "Equity  |    | |     | |     |
             FOR      |------|    |------|  WITHHELD                  Compensation Plan") to increase by     |----| |-----| |-----|
             ALL      |      |    |      |  FROM ALL                  3,500,000 the aggregate authorized
           NOMINEES   |------|    |------|  NOMINEES                  shares of PSC Common Stock that may be
                                                                      issued or transferred under the Equity
                                                                      Compensation Plan and to extend the
   |------|                                                           termination date for the Equity Compensation
   |      |                                                           Plan by ten years from May 19, 2004 to May 15, 2014.
   |------|______________________________________
           For all nominees except as noted above                  3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



                                                                                                                        |-----|
                                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     |     |
                                                                                                                        |-----|


                                                                      THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN.
                                                                      Executors, Administrators, Trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


Signature: ______________________________ Date: _____________ Signature: _____________________ Date: ____________

          Dear Shareholder:

               Enclosed are materials relating to Philadelphia Suburban Corporation's 2003 Annual Meeting of Shareholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

               Your vote is important to us. Please complete, sign and return the attached proxy card in the accompanying postage-paid envelope, vote electronically through the Internet, or vote by phone by following the instructions set out on the proxy card, whether or not you expect to attend the meeting.

                                                       Nicholas DeBenedictis
                                                       Chairman & President









       [4959 - PHILADELPHIA SUBURBAN CORPORATION] [FILE NAME: ZPSC62.ELX]
                   [VERSION - (2)] [03/13/03] [orig. 03/12/03]

                                   DETACH HERE                            ZPSC62



                                      PROXY
                        PHILADELPHIA SUBURBAN CORPORATION
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        PHILADELPHIA SUBURBAN CORPORATION

             Proxy for Annual Meeting of Shareholders, May 15, 2003

    The undersigned hereby appoints David P. Smeltzer, Roy H. Stahl and Mark J. Kropilak, or a majority of them or any one of them acting singly in the absence of the others, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Philadelphia Suburban Corporation, to be held at the Springfield Country Club, 400 West Sproul Road, Springfield, PA 19064, at 10:00 a.m., on Thursday, May 15, 2003 and any adjournments thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Philadelphia Suburban Corporation, including any shares held in the Dividend Reinvestment Plan of Philadelphia Suburban Corporation, as designated on the reverse side.

    The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR the nominees listed in item 1 on the reverse side, FOR Proposal 2 and in accordance with the proxies' best judgment upon other matters properly coming before the meeting and any adjournments thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD.

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
  SIDE                                                                  SIDE